Exhibit 99

Contact: Lee M. Stern The Trout Group 212-477-9007 x22

Isolagen CEO Issues Letter to Shareholders

Dear Shareholders:

Last year was turbulent and disappointing in many respects for Isolagen, Inc. and you, our shareholders.  The results of our Phase III pivotal trial were disappointing and we were unable to achieve anticipated revenue growth. Together we watched our share price decline from a high of nearly $8 per share to a low of approximately $1 per share.

Despite the fact that we increased revenue 109.5% over the prior year, during 2005 we had two downward adjustments to our revenue projections and we still fell slightly short of the mark.  We had three changes in the role of Chief Executive Officer starting with the abrupt and unexpected departure of one CEO in April and the requested departure of a second CEO in September.  Most significantly, with disappointing trial results, we were unable to support the filing of our application for approval of our dermal product and, as a result, the commercial launch of our product has been significantly delayed.  We will also have to expend significant additional funds to conduct a further study (a confirmatory study) to support a future application for approval.   Unfortunately, a number of class action and derivative lawsuits were filed against the company and many of our officers and directors.  Our silence in the face of all of these events may have been frustrating for our shareholders, but we needed to understand the impact of all of these events on our business and our company before we spoke.

Indeed, as overwhelming as this convergence of events may seem, it also allowed for, in fact mandated, a thorough reassessment of the company’s position and strategy.  In making this assessment, we focused on four key objectives:  product approval, positive margins, increased revenue and conservation of cash to support us through the first three objectives.  The unsuccessful trial, although unwelcome, changed our overall timelines and provided us with an opportunity to re-evaluate all of our major strategic initiatives and timeframes associated with our objectives.  In many respects we are encouraged by what we have learned.  As we endeavor to move the company forward, much of what we have learned from the past, we believe will help us achieve success in the future.  Undoubtedly, these events were challenging and as unexpected to the current management team as they were to our shareholders.  These events were born of action that took place long before this team was in place, yet our team has tirelessly worked toward overcoming these hurdles with perseverance and resolve to get the job done.

Notwithstanding these challenges, we have moved the company forward executing on a plan to achieve our key objectives.  We have assembled an experienced and hard-working team over the last months and I am very grateful for the entire team’s fortitude and loyalty and I am also pleased with the results of our efforts that followed.

The construction of our Exton facility was completed ahead of schedule and we are going to be able to manufacture all of the clinical supplies for our confirmatory study from Exton as well as product for our commercial launch.  We believe manufacturing the clinical supplies (our product for the study subjects) from Exton will be beneficial because we will be able to manufacture our product for our commercial launch from the same place we manufactured the product for the study.  This should streamline the approval process since we will not have to perform comparability studies between Exton and another site beyond what is already required (comparability between Houston and Exton facilities).  We believe we have submitted a protocol for the confirmatory study to the FDA that will address or eliminate the issues we had with our previous study which impacted our results and which are set forth in detail in our Annual Report on Form 10-K.  We are proactively and currently addressing outstanding clinical and manufacturing issues with the FDA in connection with our confirmatory study to reduce the risk associated with submitting this information at the time of applying for approval (BLA filing).  We are prepared to commence the confirmatory study and will do so upon approval of our currently pending protocol.  We have identified, recruited and trained our investigators for our confirmatory study, and we are very pleased to note that these investigators are widely regarded as the top physicians in the aesthetic industry.

We are also very excited about commencing clinical studies for the treatment of burn scarring and acute burns.  We expect that these studies will begin before the end of the second quarter, and we are very hopeful that we will be able to gain approval for the use of the Isolagen Process to address a vitally important need.  We are committed to pursuing a burn indication for three reasons.  First, we believe that our process can be used successfully to help burn victims at least in improving the elasticity and appearance of burn scars.  We have hypothesized and we hope that our process can be used in the treatment of acute burns as well.  Second, we believe that there is an unmet need in this area and expect that an indication for burns would be well received by regulatory agencies and the marketplace.  Finally, we all believe that if we can do something to help burn victims improve their appearance and function, we should.  We have also commenced our Phase I Vocal Cord study.  The clinical supplies for the Vocal Cord will be manufactured from our Exton facility, as well.

Finally, we are very pleased to announce that we have passed our 404 internal controls audit and received an unqualified opinion from our auditors.  This result is the culmination of considerable and excellent work and effort on the part of our management team and a tribute in particular to Todd Greenspan, our Controller and Chief Accounting Officer.  Todd has been promoted within the Company and we expect him to take over the lead finance and accounting function at the Company.

All of these milestones were achieved through diligence and hard work and we are pleased in the progress we have made.  We also remain committed to obtaining approval for our dermal product which approval we believe we will obtain.  The long term results from our Phase III trial lend support to that belief.

Recently we received an initial report of the 9 and 12 month data from our Phase III study.  We collected this data pursuant to our protocol and for our internal assessment purposes.  We are approaching this data conservatively and we are, therefore, asking our own statisticians to confirm the results.  However, if the results are as they have been initially presented to us, they are very promising.  We continued to observe the subjects who participated in the Phase III study beyond the primary endpoint of 6 months; we collected data at 9 and 12 months, as well.  What we believe these results indicate is that a number of patients who did not show a response when assessed at 6 months, showed a positive response at 9 and 12 months.  There were 99 subjects treated with the Isolagen Process in both studies A and B in the acute trial; 82 of these subjects were assessed again at later intervals.  The 12 month data indicates that 12 subjects who had not responded at 6 months became positive responders at 12 months.  This data translates into an increase in positive responders of approximately 29% in study B at 12 months (5 new responders) approximately 58% in study A (7 new responders) and approximately 41% overall increase in response for both studies (12 new responders).  Overall, response rates increased to 63% at 12 months in study B and to 43% response in study A.  We expect to release a full report on this data once validated, but we are very encouraged about what this means for Isolagen with regard to our first objective — product approval.

However, even if we obtain the anticipated approval for our product, we need to ensure that we can manufacture it in a commercially viable way.  Our second, third and fourth objectives - to consistently achieve positive margins in the sale of our product,  increase revenue and have enough cash to get through the approval process - are inextricably bound.  This is how we have worked and are working to accomplish these objectives.

With the substantial need for cash associated with commercial launch thus delayed in our new timelines, we took the opportunity to reprioritize and optimize how and why we deployed our cash.  We shifted our focus from those activities that were pressing only because of an imminent BLA filing and the anticipated commercial launch to our longer term needs.   At the same time, and in recognition of the additional cash we expect we will need to sustain operations through the new anticipated approval date, we reconsidered what significant capital expenditures were vital to the company and those capital outlays which could be delayed or eliminated altogether.

For example, the company had previously committed several million dollars to a number of sophisticated improvements in our manufacturing process.  In consideration of these planned expenditures, we looked at the existing manufacturing costs in our commercial operation.  We observed that the costs there were highly variable and often produced negative margins.  To further understand this variability, we conducted a number of thorough analyses of our manufacturing process, its inefficiencies and its inadequacies.  We have borrowed our disciplined and experienced Swiss manufacturing team (who are familiar with our manufacturing process) to replace those previously in charge of manufacturing in the United Kingdom.  With the benefit of the results of a number of ongoing internal process development initiatives and the advice of outside consultants and advisors, we identified a number of relatively simple solutions which we believe will eliminate many of the causes of variability pretty quickly.  A number of these simple improvements have been implemented already.  As a result, we believe we can achieve positive margins in the manufacture of our product on an ongoing basis even with the current pricing model.  More significantly, if the ongoing process development initiatives of our own science team bear fruit, and we believe they will, we believe we can achieve the same or a greater reduction in our cost of goods as we would have seen through other more complicated, capital intensive and costly process improvement initiatives without the need for expending large amounts of cash.  We are very encouraged by our team’s progress and initial results.  We are being extremely prudent with our cash.  We will not sacrifice the work necessary to make our manufacturing process commercially viable, but we are employing a conservative, rational approach to achieve that goal.  Under the guidance and vision of our current science team, I believe that we will see a greater benefit from our development dollars by recognizing that sometimes simpler is better.

The analyses of our manufacturing process highlighted another key issue:  negative margins.  We were often manufacturing our product at a negative margin due to the variability in our cost of goods.  Some of this variability was anticipated and unavoidable as we implemented process improvements and experimented with potentially cheaper alternatives.  However, the degree to which we experienced variability was unacceptable.  We are working to reduce and stabilize our costs through an optimized manufacturing process and other efficiencies and we believe we are making significant progress.  However, the other part of the margin equation is price.  Our experience and justification for price was based largely on anecdotal information.  The variability in our costs often meant that as revenue rose, so did our loss.  This raised a serious and inescapable question for current management:  if we were often manufacturing our product at negative margins, why were trying to drive demand?  Yes, we want to maintain and improve our place in the market and we intend to do just that.  But, at a time when our cash position was and is all-important, driving demand often increased our burn and that was not acceptable either.  Therefore, we took a step back and reconsidered our marketing strategy.  We replaced our head of sales and intend to restructure our sales and marketing organization.  During the last quarter of 2005 we initiated market research utilizing well known outside market research consultants and one-on-one meetings with our physician base in the United Kingdom.  Until a combination of a reduction in our cost of goods and an increase in net revenue per treatment is attainable, we do not think it makes sense to drive demand beyond what it is.  We are continuing to work with the physicians to provide our product and maintain our presence in the UK market while also working to improve delivery and scheduling efficiencies.  We believe that we have identified a program that will increase our net revenue per treatment without affecting the cost to the consumer and we expect to implement this program in the near term — before the end of the second quarter.  After we have implemented this program successfully and with the benefit of our market research and an optimized process, we will then try to drive demand for our product beyond current levels.

The same discipline I have discussed throughout this letter is applicable to our plans for our Swiss facility.  We have the same concerns with launching a commercial operation from Switzerland as we have with our current commercial facility.  Further build-out of the Swiss facility would be capital intensive and is based on a sophisticated manufacturing process which may prove not to be the most cost efficient process at the time of commercial launch.  In the short-term, we have minimized our capital commitment to this facility and we are seriously considering our plans with respect to our presence in Switzerland.  In the meantime, as I said, we are allocating some of the highly skilled management, quality and scientific personnel in Switzerland to the United Kingdom with the objective of improving the manufacturing process and reducing the cost of goods.

We have consolidated many of the activities (especially in research and process development) of our four facilities and greatly reduced the resulting superfluous and redundant headcount and overhead.  As a result of the process improvement initiatives we have underway, we have been able to eliminate significant capital expenditures from our budget relating to sophisticated process improvements which we believe will be surpassed by less expensive alternatives.  We intend to further restructure the UK operations to eliminate a very costly sales infrastructure and we expect to partner with our key physicians in the United Kingdom in a program that will increase our net revenue per treatment without affecting the cost to the consumer in the very near term.

We believe that with these measures we can conserve our cash at an appropriate level and still accomplish our other objectives.   It has been an arduous path for the company and management over the last months and we could not have made the progress we made without the support and dedication of everyone at Isolagen.   There are many people who deserve our thanks.  I am grateful to Dr. Marie Lindner for her expertise and loyalty even in the face of so many of these events happening literally within weeks of her joining Isolagen.  In addition, I am grateful to our Chief Financial Officer, Martin Schmieg, who took over many of the operations’ functions in the United Kingdom and the United States over the last many months even at the expense of pursuing his own goal of running his own company.  It is with poignant pleasure I report that after helping us find the right course for Isolagen, Martin is pursuing a course of his own.  Martin intends to leave Isolagen in the near future to become the Chief Executive Officer of a small private company.  We extend him our greatest thanks for his support and wish him happiness and success.

Finally, I want to acknowledge your patience and thank you for your continued support of Isolagen even in the face of our difficulties.

Sincerely,

Susan Ciallella

President & Chief Executive Officer

Isolagen, Inc.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

For additional information, please visit: http://www.isolagen.com.

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of Isolagen’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Item 1A. Risk Factors” in the Company’s most recent Form 10-K filings. In addition, Isolagen operates in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Isolagen disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statement.  Readers are also urged to carefully review and consider the various disclosures in Isolagen’s annual report on Form 10-K, filed with the SEC on March 14, 2006, as well as other public filings with the SEC.

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